Exhibit 5.1

February 8, 2019

Innovus Pharmaceuticals, Inc.

8845 Rehco Road

San Diego, California 92121

Re:    Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as legal counsel to Innovus Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with its registration statement on Form S-1, Registration No. 333-229223 (the “Registration Statement”), first filed on January 14, 2019 with the Securities and Exchange Commission (the “Commission”), and amended on February 8, 2019, relating to the proposed resale of up to 139,317,017 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), 24,239,503 of which Shares were previously issued (the “Issued Shares”) and 115,077,514 of which Shares are issuable upon the exercise of certain Warrants (“Warrant Shares”), by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As the basis for the opinion hereinafter expressed, we have examined such statutes, Company corporate records and documents, certificates of Company and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinion set forth below.

In making our examination, we have assumed the legal capacity of all natural persons, that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed the accuracy and completeness of all information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below. We have relied upon a certificate and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In connection with the opinion hereinafter expressed, we have assumed that all of the Shares will be resold in the manner stated in the prospectus forming a part of the Registration Statement.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that (i) the Issued Shares were duly authorized, validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued by the Company upon the exercise of the Warrants in accordance with the terms of such respective Warrants, will be duly authorized, validly issued, fully paid and nonassessable.

The opinions expressed herein are with respect to, and limited to, the corporate laws of the State of Delaware and the federal laws of the United States, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the reference to us under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement, and any amendments thereto. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Disclosure Law Group

Disclosure Law Group, a Professional Corporation

655 West Broadway    Suite 870    San Diego    CA    92101    T 619.272.7050    F 619.330.2101    www.disclosurelawgroup.com